[O'Melveny & Myers LLP Letterhead]

September 8, 1998

Furon Company
29982 Ivy Glenn Drive
Laguna Niguel, CA  92677-2044

Re:  Registration Statement on Form S-8
     of Furon Company (the "Company")

Gentlemen:

     At your request, we have examined the Registration Statement on
Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 400,000 shares of Common Stock, without par value, of the Company (the "Common Stock"), and additional rights pursuant to the Company's Rights Agreement dated March 21, 1989, as amended, with The Bank of New York, as rights agent (the "Rights" and, together with the Common Stock, the "Shares"), to be issued pursuant to the Furon Company 1994 Employees' Stock Purchase Plan (the
"Plan"). We have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Shares to be issued pursuant to and in accordance with the Plan.

     Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, the Shares will be validly issued, and the Common Stock will be fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                     Respectfully submitted,
                                     /s/ O'Melveny & Myers LLP